Exhibit 1 Second Quarter 2024 Earnings Webcast July 12, 2024

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the“Company” or“Vista”) can be found in the“Investors” section on the website at www.vistaenergy.com. This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission(“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission(“CNBV”) or an exemption from such registrations. This presentation does not contain all theCompany’s financial information. As a result, investors should read this presentation in conjunction with theCompany’s consolidated financial statements and other financial information available on theCompany’s website. All the amounts contained herein are unaudited. Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate theCompany’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods. No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act,“Affiliates”), members, directors, officers or employees or any other person (the“RelatedParties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice. This presentation includes“forward-lookingstatements” concerning the future. The words such as“believes,”“thinks,”“forecasts,”“expects,”“anticipates,”“intends,”“should,”“seeks,”“estimates,”“future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations– includingVista’s anticipated performance and guidance for 2024 included in this presentation– are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward looking statements, including, among other things uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties regarding the recent Mexican legislative and presidential elections and the transition to the new administration scheduled for October 2024; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U. S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict. Forward looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward- looking statements andVista’s business can be found inVista’s public disclosures filed on EDGAR(www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitorVista’s Investor Relations website, in addition to followingVista’s press releases, SEC filings, public conference calls and webcasts.

03

Strong interannual growth across key metrics

Q2 2024 HIGHLIGHTS

Production [(1)]	Oil Production	Revenues	Lifting Cost [(2)]	CAPEX [(3)]
65.3 Mboe/d	**57.2** Mbbl/d	**397** $MM	**4.5** $/boe	**346** $MM
+40% y-o-y +19% q-o-q	+46% y-o-y +21% q-o-q	+66% y-o-y	(6)% y-o-y	+93% y-o-y

Adj. EBITDA [(4)]	Adj. Net Income [(5)]	Adj. EPS [(6)]	Free Cash Flow [(7)]	Net Leverage Ratio [(8)]
288 $MM	**72** $MM	**0.7** $/sh	**8** $MM	**0.56**x
+90% y-o-y	+25% y-o-y	+22% y-o-y		+4% y-o-y

(1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations
(2) Lifting cost includes production, transportation, treatment and field support services; excludes crude oil stock fluctuations, depreciation, depletion and amortization, royalties and others, selling expenses, exploration expenses, general and administrative expenses and Other non-cash costs related to the transfer of conventional assets
(3) Property, plant and equipment additions
(4) Adj. EBITDA = Profit for the year, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets
(5) Adjusted net income/loss = Profit for the year, net + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (reversal) of long-lived assets
(6) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares
(7) Free cash flow = Operating activities cash flow + Investing activities cash flow
(8) Net leverage ratio = LTM Adj. EBITDA / Net debt

VISTA
ENERGY FOR TOMORROW

04 Double-digit production growth driven by solid performance in Vaca Muerta (1) TOTAL PRODUCTION OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +46% +40% +17% +19% +21% +5% 65.3 57.2 55.0 47.3 1.26 1.20 1.08 46.6 39.2 Q2-23 Q1-24 Q2-24 Q2-23 Q1-24 Q2-24 Q2-23 Q1-24 Q2-24 ▪ Interannual production growth reflects strong performance of shale oil development and ramp-up in activity, having tied-in 48 new wells in LTM ▪ Recorded 19% sequential production growth, driven by tie-in of pads BPO-22 thru BPO-25, and BPE-4, between late Q1-24 and early Q2-24 On track to reach 85 Mboe/d in Q4-24 and deliver on our annual 2024 guidance of 68-70 Mboe/d (1) Includes oil, gas and LPG production. LPG production in Q2 2024 totaled 139 boe/d, compared to 212 boe/d in Q1 2024 and 553 boe/d in Q2 2023

05 Solid execution of development hub activity schedule DEVELOPMENT HUB Q2-24 PROGRESS TREATMENT AND TRANSPORTATION CAPACITY EXPANSION Tied-in 25 wells YTD, leaving us on track to deliver 50-54 tie-ins by YE PAD NAME NUMBER OF WELLS TIE-IN BPE-4 3 Mid April Upgraded crude oil treatment capacity from 70 to 85 Mbbl/d BPO-25 4 Mid May Finalized works to connect Vista facilities and started AF-5 3 Mid June pumping oil in Vaca Muerta Norte pipeline BPO-26 4 Late June Expanding trucking capacity from 22 Mbbl/d to 37 Mbbl/d Secured second frac set, adding (Est. Q3-24) Frac sets flexibility to accelerate plan in 2025+ 2

06 Oil production and prices drive solid revenue growth (1) REVENUES AVERAGE CRUDE OIL PRICE AVERAGE NATURAL GAS PRICE $MM $/bbl $/MMBtu +12% +66% +25% 71.8 70.3 396.7 3.9 3.9 64.3 317.4 2.8 239.6 Q2-23 Q1-24 Q2-24 Q2-23 Q1-24 Q2-24 Q2-23 Q1-24 Q2-24 % of export in 49% 41% 40% total revenues Oil exports ▪ Realized oil prices of 73.7 $/bbl in ▪ Exported 14% of total gas 1.6 1.6 1.9 (MMbbl) the domestic market (68.9 $/bbl volumes at 7.7 $/MMBtu (2) net of trucking) and 76.6 $/bbl ▪ Strong increase y-o-y, driven by in the export market 46% boost in oil production and ▪ 64% of oil sales volumes sold at 12% improvement in realized oil export parity prices prices (1) Revenues include export duties: 8.7 $MM in Q2-23, 9.6 $MM Q1-24 and 11.8 $MM Q2-24 (2) Net of export tax. Export price before export tax was 82.8 $/bbl in Q2-24

07

Low cost, fully-focused shale oil producer


LIFTING COST (1)
$MM
+31%
20.3
21.6
26.7
Q2-23
Q1-24
Q2-24


LIFTING COST PER BOE (1)(2)
$/boe
(6)%
4.8
4.3
4.5
46.6
55.0
65.3
Q2-23
Q1-24
Q2-24
Lifting cost per boe
Total production (Mboe/d)

- Interannual increase driven by higher costs in gathering, processing, compression and power generation to accommodate current production and future growth
- Lifting cost per boe down 6% y-o-y, reflecting our low-cost operating model, now fully focused on shale oil
- On track to deliver on 4.5 $/boe lifting cost guidance for 2024

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude oil stock fluctuations, depreciation, depletion and amortization, royalties and others, selling expenses, exploration expenses, general and administrative expenses and Other non-cash costs related to the transfer of conventional assets

(2) Lifting cost is shown as Operating costs in our Income Statement. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q2-24 (4.5 $/boe) = Operating costs (26.7 $MM) / Total production (5.9 MMboe)

VISTA

08

Robust increase in Adj. EBITDA



ADJ. EBITDA (1)
$MM
+90%
+31%
151.8
220.6
288.4
Q2-23
Q1-24
Q2-24
ADJ. EBITDA MARGIN (2)
%
+7pp
63%
68%
70%
64.3
70.3
71.8
Q2-23
Q1-24
Q2-24
Adj. EBITDA margin
Realized crude oil price ($/bbl)
NETBACK (3)
$/boe
+35%
+10%
35.8
44.0
48.5
Q2-23
Q1-24
Q2-24

- Interannual increase in Adj. EBITDA and margins driven by higher revenues and lower lifting cost per boe

(1) Adj. EBITDA = Profit for the year, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets
(2) Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from Exports Increase Program)
(3) Netback = Adj. EBITDA / Total production volumes

09 9 FCF turned positive, even as we accelerated capex (1) (3) Q2 2024 CASH FLOW EVOLUTION FREE CASH FLOW $MM $MM 8 (84) (85) Q2-23 Q1-24 Q2-24 Beginning of period Operating activities Investing activities Financing activities End of period (2) cash position cash flow cash flow cash flow cash position (4) CAPEX ▪ Operating activities cash flow broadly in line with Adj. EBITDA, as advanced $MM payments for midstream expansions of 36 $MM were funded with a 346 decrease in working capital of 33 $MM ▪ Cash flow used in investing activities reflects accrued capex of 346 $MM 242 partially offset by a 74 $MM decrease in capex-related working capital 179 ▪ Cash flow from financing activities was mainly driven by proceeds from borrowings of 246 $MM, partially offset by the repurchase of shares of 50 $MM and repayment of borrowings of 12 $MM ▪ Maintained low leverage ratio with NLR at 0.56x Adj. EBITDA Q2-23 Q1-24 Q2-24 (1) Cash is defined as Cash, bank balances and other short-term investments (2) For the purpose of this graph, Cash flow from financing activities is the sum of: (i) Cash flow from financing activities for 162.5 $MM; (ii) Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents for 6.0 $MM; and (iii) the variation in Government bonds for -0.2 $MM (3) Free cash flow = Operating activities cash flow + Investing activities cash flow (4) Property, plant and equipment additions

10 Closing remarks Robust production increase driven by acceleration of activity in shale oil development LTM Adj. EBITDA surpassed 1 $Bn, on the back of strong well productivity, solid pricing and cost efficiency Secured second frac set, adding flexibility to potentially accelerate our plan in 2025 Upgraded crude oil treatment capacity and connected Vista facilities to Vaca Muerta Norte pipeline On track to deliver on 2024 guidance Pictured above: gas lift installation in Aguada Federal block

THANKS! Q&A